Exhibit 99.3

Sempra Texas Utility
Selected Financial Data and Statistics

Sempra Texas Utility is comprised of our equity method investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings), which we acquired on March 9, 2018. Oncor Holdings owns an 80.25-percent interest in Oncor Electric Delivery Company LLC (Oncor), a regulated electric transmission and distribution utility that operates in the north-central, eastern and western parts of Texas. We provide information on our investment in Oncor Holdings and selected statistics for Oncor below.

(Dollars in millions)	March 9, 2018 to December 31, 2018
Acquisition of Oncor Holdings	$ 9,227
Capital contributions	230
Total expenditures for investment and acquisition	9,457
Equity earnings	371
Distributions of earnings	(149)
Other	(27)
Investment in Oncor Holdings at December 31, 2018	$ 9,652

Oncor:	Year ended December 31, 2018
Capital expenditures	$ 1,767
Average rate base[(1)]	$ 12,124
PUCT-authorized return on equity	9.80%
Adjusted return on equity[(2)]	12.16%
Electric volumes (millions of kilowatt hours)	
Residential	46,007
Commercial, industrial and other	84,049
Total[(3)]	130,056
Cooling degree days	1,958
Heating degree days	896
Electric customer meters at December 31 (thousands)	3,621

(1) *Average rate base equals the average of a) the estimated December 31, 2018 total rate base of $12,640 million that is expected to be included in Oncor's annual Earnings Monitoring Report to be filed with the Public Utility Commission of Texas (PUCT) in April 2019, and b) the December 31, 2017 total rate base of $11,607 million that was included in Oncor's 2017 Earnings Monitoring Report that was filed with the PUCT in April 2018.*

(2) *Adjusted return on equity is a non-GAAP financial measure and excludes the effects of acquisition accounting on equity from a 2007 transaction that included recording the initial goodwill and fair value adjustments and subsequent related impairments and amortization. A reconciliation to return on equity computed in accordance with GAAP is as follows:*

	Net income	Average equity	Return on equity
GAAP	*$ 545*	*$ 8,182*	*6.66%*
Excluded item: Average equity from acquisition accounting	*—*	*(3,701)*	
Adjusted	*$ 545*	*$ 4,481*	*12.16%*

(3) *Electric volumes since March 9, 2018 acquisition date were 107,276 million kilowatt hours.*

Sempra Texas Utility is not the same company as the California utilities, San Diego Gas & Electric (SDG&E) and Southern California Gas Company (SoCalGas), and Sempra Texas Utility is not regulated by the California Public Utilities Commission.

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